Exhibit 5.1

May 11, 2015

Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, NY 14219-0228

Re:	Gibraltar Industries, Inc.
2005 Equity Incentive Plan
Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-143582 (2007)
Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-172588 (2011)

Ladies and Gentlemen:

We have been requested by Gibraltar Industries, Inc., a Delaware corporation (“Company”), to furnish you with our opinions as to the matters hereinafter set forth in connection with the above-captioned post-effective amendments to Form S-8 registration statements under the Securities Act of 1933, as amended (“Act”), and the rules and regulations promulgated thereunder (collectively, the “Amendments”). The Form S-8 registration statements subject to the Amendments cover an aggregate of 3,000,000 shares of the Company’s common stock, $.01 par value, consisting of (i) Two Million Two Hundred Fifty Thousand (2,250,000) shares registered on Form S-8 Registration Statement No. 333-143582 filed on June 7, 2007 and (ii) Seven Hundred Fifty Thousand (750,000) shares registered on Form S-8 Registration Statement No. 333-172588 filed on March 3, 2011 (collectively the “Shares”). The Shares are issuable by the Company to certain of the Company’s employees, non-employee directors, consultants and other service providers pursuant to the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (“Plan”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the Company’s request, we have examined the Amendments proposed to be filed under the Act with the Securities and Exchange Commission, and originals, or copies, authenticated to our satisfaction, of: (a) the Certificate of Incorporation and By-Laws of the Company, and any amendments thereto; (b) records of proceedings of the Board of Directors of the Company; and (c) such other documents of the Company and/or public officials or others as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that such documents are or will be a valid and binding obligation of, and enforceable against, the parties thereto, other than the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

We are licensed to practice law in the State of New York and express no opinion concerning any law other than the federal law of the United States of America, the law of the State of New York and the General Corporation Law of Delaware.

The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(b) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on any transactions contemplated under the Plan.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered to eligible Plan participants in accordance with the terms and conditions of the Plan, and subject to any and all restrictions imposed by the Plan or the award instrument accompanying the grant to the Plan participants, will be legally issued, fully paid and non-assessable.

The opinions herein expressed are as of the date of this letter and are subject to appropriate modification as to the events occurring after such date.

We hereby consent to the use of this letter as an exhibit to the Amendments. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

LIPPES MATHIAS WEXLER FRIEDMAN LLP